Exhibit (7)(g)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Participation Agreement dated May 1, 2014 (“Agreement”), between Jefferson National Life Insurance Company (“Insurance Company”), Calvert Variable Series, Inc. (“CVS”), Calvert Variable Products, Inc. (“CVP”, and together with CVS, the “Funds”), and Calvert Investment Distributors, Inc. (“CID”) is effective as of January 1, 2015. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the parties entered into the Agreement to make Portfolio Shares of the Funds available for purchase by one or more of Insurance Company’s Separate Accounts; and

WHEREAS, the parties now desire to make Portfolio Shares of the Funds available for purchase by one or more Separate Accounts of Jefferson National Life Insurance Company of New York, a newly formed, wholly-owned subsidiary of Insurance Company, under the same terms as set forth in the Agreement; and

WHEREAS, in accordance with Article 12 of the Agreement, the parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual provisions contained herein, the parties agree as follows:

1.              Jefferson National Life Insurance Company of New York is hereby added as a party to the Agreement and, together with Jefferson National Life Insurance Company, shall be defined as “Insurance Company” as that term is used in the Agreement.

2.              Section 2.1. is hereby revised to read, in part:

“Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Separate Account pursuant to the Texas Insurance Code or the New York Insurance Code, as applicable, for the purpose of offering to the public certain individual and/or group variable annuity contracts;”

3.              Section 13.1 is hereby revised to include the following contact information for sending notice to Jefferson National Life Insurance Company of New York:

Jefferson National Life Insurance Company of New York

10350 Ormsby Park Place

Louisville, KY 40223

Attn: General Counsel

Tel: 502.587.3809

Fax: 866.667.0563

4.              Schedule B is revised to include: Jefferson National Life of New York Annuity Account 1 and future separate accounts under which variable annuity products are offered by Jefferson National Life Insurance Company of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY		JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:		By:

Name:	Craig Hawley	Name:	Craig Hawley

Title:	General Counsel & Secretary	Title:	General Counsel & Secretary

Date:		Date:

CALVERT VARIABLE SERIES, INC.		CALVERT VARIABLE PRODUCTS, INC.

By:
By:
Name:
Name:
Title:
Title:
Date:
Date:

CALVERT INVESTMENT DISTRIBUTORS, INC.

By:

Name:

Title:

Date: